CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	May 15, 2006

Investor Relations

(859) 572-8684

General Cable Announces Management Changes; Updates Second Quarter EPS Guidance

HIGHLAND HEIGHTS, KENTUCKY, May 15, 2006 - General Cable Corporation (NYSE: BGC) announced today that Christopher F. Virgulak, Executive Vice President and Chief Financial Officer, has informed the Company that he has decided to leave the Company at the end of the year. Mr. Virgulak has agreed to continue in his role through year end to ensure an orderly transition while General Cable seeks a new Chief Financial Officer.

“Over the course of nearly 20 years with the Company, Chris has been a great business partner to me and a key contributor to the overall strength of the Company. He leaves having built a highly capable global finance organization and I thank him on behalf of all our shareholders and associates,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “I have had many opportunities to contribute and grow professionally at General Cable and I will leave knowing that the Company has a deeper finance organization, a stronger balance sheet, and is well positioned for the future,” said Virgulak.

The Company also announced that the Board of Directors has elected Brian J. Robinson, Senior Vice President, Controller to the additional position of Treasurer. Robinson has been Controller of General Cable since 2000. “Brian has been key to the successful financial re-engineering of the Company’s balance sheet that has been accomplished over the last several years. He was also instrumental in the implementation and remediation of the Company’s SOX compliance efforts, and the overall development of the Company’s global finance staff, and we are pleased that he has accepted this additional responsibility,” said Kenny.

Separately, the Company announced that it was updating its earnings per share guidance. “Despite the continuing sharp rise in copper and aluminum prices since our first quarter earnings release on May 1, we are now expecting to achieve earnings per share at the high end or perhaps a bit above our previous guidance for the second quarter of $0.40 to $0.45, ” Kenny concluded.

With over $3.0 billion of annualized revenues and 7,000 employees, General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures, and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such risk factors are discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006, as well as in periodic reports filed with the Commission.

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Release No.0508
5/15/2006